Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-175741

PALADIN REALTY INCOME PROPERTIES, INC.
SUPPLEMENT NO. 2 DATED APRIL 27, 2012
TO THE PROSPECTUS DATED JANUARY 24, 2012

This Supplement No. 2 supplements, and should be read in conjunction with, our prospectus dated January 24, 2012, as supplemented by Supplement No. 1 dated March 16, 2012. The purpose of this Supplement No. 2 is to disclose:

•	the status of our public offerings;
•	a description of our current portfolio;
•	selected financial data;
•	information regarding our distributions;
•	our performance — funds from operations and modified funds from operations;
•	our property performance — net operating income;
•	information regarding share redemptions;
•	update to how to subscribe;
•	updates to risk factors;
•	updates to estimated use of proceeds;
•	update to investment objectives and criteria;
•	fees and reimbursements paid to our advisor and its affiliates;
•	updated “Prior Performance Summary” disclosure in the prospectus;
•	updated prior performance tables;
•	an amended subscription agreement;
•	an update to the “Experts” section of the prospectus; and
•	information regarding documents incorporated by reference into this prospectus supplement.

Status of Our Public Offerings

Status of Our Public Offering

We commenced our second follow-on offering of $725,000,000 in shares of common stock on January 24, 2012. Of these shares, we are offering $650,000,000 in our primary offering and $75,000,000 pursuant to our distribution reinvestment plan. Concurrently with the commencement of our second follow-on offering, we terminated our first follow-on offering. As of April 12, 2012, we had received and accepted subscriptions in our offerings for an aggregate of 7,981,571 shares of our common stock, or $78,952,687, including shares issued under our distribution reinvestment plan. As of April 12, 2012, 72,679,313 shares remained available for sale to the public under our second follow-on offering, including shares available under our distribution reinvestment plan.

Our Current Portfolio

We were formed to invest in a diverse portfolio of high quality investments, focusing primarily on investments that produce current income including apartments, office buildings, industrial buildings, shopping centers and hotels. As of December 31, 2011, our property investments consisted of 12 multi-family apartment communities with a total of 2,953 apartment units and two office buildings. The following table provides general information regarding these properties as of December 31, 2011:

	Property Type	Total Market	Investment (1)	Net Rentable Area (sq ft)/ Units		Occupancy (2)	Percentage Equity Ownership (3)
Multi-family Communities
Champion Farms Apartments	Residential Apartments	Louisville, KY	$4,790,264	264 units		90.5%	70.0%
Fieldstone Apartments	Residential Apartments	Woodlawn, OH	$5,143,946	266 units	(4)	86.8%	83.0%
Pheasant Run Apartments	Residential Apartments	Lee’s Summit, MO	$2,642,146	160 units		97.5%	97.5%
Pinehurst Apartment Homes	Residential Apartments	Kansas City, MO	$2,440,596	146 units		95.2%	97.5%
The Retreat Apartments	Residential Apartments	Shawnee, KS	$3,047,896	342 units		100.0%	97.5%
Hilltop Apartments	Residential Apartments	Kansas City, MO	$1,100,191	124 units		93.5%	49.0%
Conifer Crossing	Residential Apartments	Norcross, GA	$4,755,191	420 units		93.1%	42.5%
Lofton Place Apartments	Residential Apartments	Tampa Bay, FL	$3,000,000	280 units		96.8%	60.0%
Beechwood Gardens Apartments	Residential Apartments	Philadelphia, PA	$2,550,000	160 units		95.6%	82.3%
Stone Ridge Apartments	Residential Apartments	Columbia, SC	$1,850,000	191 units		94.8%	68.5%
Coursey Place Apartments	Residential Apartments	Baton Rouge, LA	$5,000,000	352 units		90.6%	51.7%
Pines of York Apartments	Residential Apartments	Yorktown, VA	$4,753,809	248 units		87.9%	90.0%
Office
Two and Five Governor Park (5)	Office Buildings	San Diego, CA	$2,500,000	75,518 sq. ft.		100.0%	47.7%

(1)	Total investment includes our share of the purchase price for the property plus due diligence costs and closing costs paid by the joint venture, not including our share of the debt on the property.

(2)	Occupancy as of December 31, 2011. Includes all leased space including space subject to master leases.

(3)	Ownership interest in joint venture as of December 31, 2011.

(4)	As originally constructed, the property had 266 units, 22 of which were damaged by a fire on February 20, 2011. The damaged units are being rebuilt and are expected to be available for occupancy in 2012.

(5)	This investment consists of two office buildings.

The table below provides summary information regarding our 14 income-producing properties by location as of December 31, 2011:

State		Property Investments
	Number	As a Percentage of Aggregate Investment

California	2	6%
Florida	1	7%
Georgia	1	11%
Kansas	1	7%
Kentucky	1	11%
Louisiana	1	11%
Missouri	3	14%
Ohio	1	12%
Pennsylvania	1	6%
South Carolina	1	4%
Virginia	1	11%
TOTAL	14	100%

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For each of our 12 multi-family investments, the table below provides the occupancy rate and the average effective monthly rent per unit for the years ended December 31, 2007, 2008, 2009, 2010 and 2011 for the periods during which we owned such properties:

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
Property	2007	2008	2009	2010	2011
Champion Farms Apartments
Occupancy	93.6%	87.1%	92.8%	92.4%	90.5%
Average Effective Monthly Rent per Unit	$713	$746	$743	$746	$787
Fieldstone Apartments
Occupancy	97.4%	94.4%	92.9%	94.4%	86.8%
Average Effective Monthly Rent per Unit	$791	$807	$797	$783	$777
Pheasant Run Apartments
Occupancy	88.8%	93.1%	95.6%	96.3%	97.5%
Average Effective Monthly Rent per Unit	$617	$665	$605	$638	$647
Pinehurst Apartment
Homes Occupancy	96.6%	88.4%	91.8%	91.8%	95.2%
Average Effective Monthly Rent per Unit	$622	$646	$620	$636	$630
Retreat Apartments
Occupancy	—	87.1%	91.5%	92.7%	100%
Average Effective Monthly Rent per Unit	—	$583	$539	$541	$574
Hilltop Apartments
Occupancy	—	91.9%	91.1%	85.5%	93.5%
Average Effective Monthly Rent per Unit	—	$512	$509	$536	$518
Conifer Crossing
Occupancy	—	82.4%	92.1%	95.0%	93.1%
Average Effective Monthly Rent per Unit	—	$780	$704	$745	$776
Lofton Place Apartments
Occupancy	—	—	91.8%	95.7%	96.8%
Average Effective Monthly Rent per Unit	—	—	$782	$791	$839
Beechwood Gardens Apartments
Occupancy	—	—	95.0%	96.3%	95.6%
Average Effective Monthly Rent per Unit	—	—	$830	$827	$832
Stone Ridge Apartments
Occupancy	—	—	—	—	94.8%
Average Effective Monthly Rent per Unit	—	—	$—	$—	$540 (1)
Coursey Place Apartments
Occupancy	—	—	—	—	90.6%
Average Effective Monthly Rent per Unit	—	—	$—	$—	$1,001 (2)
Pines of York Apartments
Occupancy	—	—	—	—	87.9%
Average Effective Monthly Rent per Unit	—	—	$—	$—	$904 (3)

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(1)	We acquired our interest in Stone Ridge Apartments on March 31, 2011.

(2)	We acquired our interest in Coursey Place Apartments on July 28, 2011.

(3)	We acquired our interest in Pines of York Apartments on November 16, 2011.

The leases for our multi-family investments generally have terms of six, nine or twelve months. There are no leases with terms expiring after 2012.

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For our commercial properties, the table below provides the occupancy rate and the average effective annual rent per square foot for each of the years ended December 31, 2007, 2008, 2009, 2010 and 2011 for the periods during which we owned such properties:

	Year Ended	Year Ended		Year Ended		Year Ended		Year Ended
	December 31,	December 31,		December 31,		December 31,		December 31,
Property	2007	2008		2009		2010		2011
Two and Five Governor Park
Occupancy	—	100.0	%(1)	100.0	%(1)	100.0	%(1)	100.0	%(1)
Average Effective Annual
Rent per Square Foot	—	$26.52	(2)	$23.88	(2)	$24.77	(2)	$25.99	(2)

(1)	These buildings are 100.0% leased including the master lease. The buildings are 100% leased to third party tenants.

(2)	The average effective monthly rent per square foot only reflects leases to third parties and does not include the master lease.

The following is a schedule of third party lease expirations and related information for each of the six years ending 2017 for our two office buildings as of December 31, 2011. For this investment, there are no leases expiring after 2017.

Year	Number of Tenants Whose Leases Are Expiring	Total Square Feet Covered by Such Leases	Annual Rent Represented By Such Leases		Percentage of Gross Annual Rent Represented by Such Leases
2011	1	5,486		$134,956	6.8%
2012	4	10,076		$283,196	14.3%
2013	5	8,697		$232,253	11.8%
2014	9	42,226		$1,098,674	55.7%
2015	2	5,503		$132,189	6.7%
2016	0	---	$	---	0.0%
2017	1	3,956		$92,570	4.7%
Total	22	75,944		$1,973,838	100%

Selected Financial Data

The following selected financial data should be read with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the notes thereto incorporated by reference into the prospectus. Our historical results are not necessarily indicative of results for any future period.

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The following tables present summarized consolidated financial information, including statement of operations data and balance sheet data in a format consistent with our consolidated financial statements.

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
Operating Data:
Revenues	$24,197,962	$20,048,939	$15,344,761	$11,589,811	$5,595,622
Loss before equity in earnings and noncontrolling interests	(5,080,018)	(4,087,665)	(6,337,842)	(2,689,447)	(1,627,801)
Equity in earnings from real estate joint venture	169,947	83,519	81,153	88,224	83,896
Noncontrolling interests	926,703	1,178,012	1,784,767	242,673	219,437
Net loss attributable to Company	(3,983,368)	(2,826,134)	(4,471,922)	(2,358,550)	(1,324,468)
Net loss per common share (basic and diluted)	(0.66)	(0.59)	(1.09)	(0.73)	(0.75)
Distributions declared per common share	0.60	0.60	0.60	0.60	0.60
Weighted average number of common shares outstanding (basic and diluted)	6,061,726	4,787,071	4,086,673	3,219,095	1,758,564

	As of December 31,
	2011	2010	2009	2008	2007
Balance Sheet Data:
Total assets	$221,521,688	$157,717,875	$160,931,602	$136,066,319	$64,863,407
Mortgages payable	168,924,800	121,134,455	121,365,972	98,729,308	43,879,125
Total Real Estate, Net	206,945,227	149,009,964	152,628,325	125,746,514	55,763,626

Information Regarding our Distributions

We pay distributions on a monthly basis. Since January 2006, for the month ended December 31, 2005, we have paid a 6.0% per year distribution. We paid $3,535,347 in distributions for the year ended December 31, 2011, of which $1,784,862 was paid in cash and $1,750,485 was paid through the distribution reinvestment plan in the form of additional shares issued.

Period	Distributions Declared	Distributions Paid			Cash Flow from Operations	Funds from Operations
		Cash	DRIP	Total
Year Ended December 31, 2011	$3,750,262	$1,784,862	$1,750,485	$3,535,347	$236,501	$205,885
Year Ended December 31, 2010	$2,887,906	$1,396,641	$1,446,710	$2,843,351	$296,878	$887,327
Inception through December 31, 2011	$12,603,177	$5,428,055	$6,456,530	$11,884,585	$2,381,535	$(512,539)

Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of a portion of these expense payments and from time to time has deferred certain other fees owed to it. The repayment of these deferred expenses has impacted, and may continue to impact our ability to pay distributions from cash flow from operations or at all. During 2011, in accordance with the Advisory Agreement, we reimbursed Paladin Advisors $575,000 of previously accrued general and administrative expenses. These reimbursements have reduced our cash flow provided by operating activities and therefore our ability to fund distributions therefrom.

For the year ended December 31, 2011, Paladin Advisors and its affiliates had incurred on our behalf $64,934 in general and administrative expenses and for which we reimbursed Paladin Advisors $15,115 for such amounts on March 25, 2011, $5,127 on September 29, 2011, and $45,993 on October 20, 2011. Pursuant to the terms of the Advisory Agreement, Paladin Advisors previously deferred (without interest) repayment of these expenses. The payment of these obligations may impact our ability to pay future distributions. Paladin Advisors is not obligated to either pay expenses on our behalf or defer reimbursements of such expense payments or fees in future periods. If Paladin Advisors were to pay additional expense on our behalf in the future and/or defer reimbursement of expense payments or fees, the ultimate repayment of these obligations could adversely impact our ability to pay distributions in future periods as well as potentially adversely impact the value of an investment in us.

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We are reliant on Paladin Advisors to support our activities currently because of our small size. As we continue to grow by selling shares in our Second Follow-On Offering and by making additional investments, we expect to be able to finance our operations without advances from and deferrals of fees otherwise payable to Paladin Advisors; however, as described above, we may not be able to continue to pay distributions at the rate we currently pay or at all.

The amount of distributions to be distributed to our stockholders in the future will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions (including whether Paladin Advisors continues to pay expenses and/or defer reimbursement of expense payments or fees), our financial condition, capital expenditure requirements, annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code, and any limitations imposed by the terms of indebtedness we may incur and other factors.

Our Performance — Funds from Operations and Modified Funds from Operation

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as Funds from Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as defined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. On October 31, 2011, NAREIT issued updated guidance with respect to the definition of FFO and reiterated that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and impairment write-downs plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Prior to the October 31, 2011 issuance of the updated guidance, we included asset impairment write-downs in the definition of FFO. Because we did not recognize any asset impairment changes for the years ended December 31, 2011, 2010 or 2009, the change in the definition of FFO based on this updated guidance did not have any impact on our reported FFO figures below. During the year ended December 31, 2011, management adjusted the way it measures FFO by adjusting the calculation of depreciation attributable to non-controlling interests to be consistent with the method in which income is distributed to the controlling and non-controlling members, in accordance with the respective partnership agreements. As a result, FFO for the year ended December 31, 2010 was increased by $131,789 and FFO for the year ended December 31, 2009 was increased by $152,899 to make those figures comparative to the current period.

The historical accounting convention used for real estate requires a straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Factors that impact FFO include non-cash GAAP income and expenses, one-time non-recurring costs, timing of acquisitions, yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. Furthermore, FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions and should be reviewed in connection with other measures as an indication of our performance. Nonetheless, our FFO reporting complies with NAREIT’s policy described above.

Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined, such that management, investors and analysts have considered FFO to be insufficient as a singular financial performance measure. Thus, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association, or IPA. As defined by the IPA, MFFO excludes from FFO the following items:

(1)	Acquisition fees and expenses;

(2)	Straight-line rent amounts, both income and expense;

(3)	Amortization of above or below market intangible lease assets and liabilities;

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(4)	Amortization of discounts and premiums on debt investments;

(5)	Gains or losses from the early extinguishment of debt;

(6)	Gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations (unrealized gains and losses on hedges and foreign currency transactions, as well as any other cash flow adjustments, are adjustments made to net income in calculating cash flows provided by (used in) operating activities);

(7)	Gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

(8)	Gains or losses related to consolidation from, or deconsolidation to, equity accounting;

(9)	Gains or losses related to contingent purchase price adjustments; and

(10)	Adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We believe that MFFO, with these adjustments, is helpful in evaluating how our portfolio might perform after our acquisition stage and, as a result, may provide an indication of the sustainability of our distributions in the future. MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions. MFFO should be reviewed in connection with other GAAP measurements. As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations:

Acquisition costs: In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiates costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for these types of investments were capitalized; however, beginning in 2009, acquisition costs related to business combinations are expensed. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of our real estate investments and is consistent with management’s analysis of the investing and operating performance of our properties.

In addition, all paid and accrued acquisition fees and expenses are characterized as operating expenses under GAAP and are included in the determination of net income and income from operations, both of which are performance measures under GAAP. Such acquisition fees and expenses are paid in cash and therefore will not be available to distribute to stockholders and may negatively impact our operating performance during the period in which properties are acquired and negatively impact the total return to stockholders, the potential for future distributions to stockholders and cash flows generated by us. Thus, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired.

An MFFO calculation that excludes acquisition costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have operating characteristics to ours. In the event there are no further proceeds from the sale of shares in an offering to fund future acquisition fees and expenses, such fees and expenses paid or reimbursed to our advisor will not be repaid to us and therefore we will need to pay such fees and expenses from either additional debt, earnings from our operations or operating cash flow, net proceeds from the sale of properties, or from ancillary cash flows.

The continued acquisition of properties, and the expenses incurred in connection with such acquisitions, is a key operational feature of our business plan to generate income from our operating activities and cash flow in order to make distributions to our stockholders.

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The following is the calculation of FFO for each of last four quarters ended December 31, 2011.

	Three Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Net loss	$(1,848,324)	$(1,559,962)	$(530,182)	$(971,603)
Add: Noncontrolling Interests	190,129	298,583	172,243	265,748
Net loss attributable to Company	(1,658,195)	(1,261,379)	(357,939)	(705,855)
Net loss	(1,848,324)	(1,559,962)	(530,182)	(971,603)
Depreciation and amortization — consolidated entities	1,599,755	1,449,448	1,262,235	1,208,977
Depreciation and amortization — unconsolidated entities	-	-	-	10,646

Less:
Gain on sale of real estate joint venture	-	-	(168,657)	-

FFO	(248,569)	(110,514)	564,994	246,422

Less:
Noncontrolling interests	(75,193)	32,374	(143,538)	(60,091)

FFO attributable to Company	$(323,762)	$(78,140)	$421,456	$186,331

Other Adjustments
Acquisition costs	662,412	522,271	17,224	197,076

MFFO	$338,650	$444,131	$438,680	$383,407

Net loss per share - basic	(0.24)	(0.20)	(0.06)	(0.14)
Net loss per share - diluted	(0.24)	(0.20)	(0.06)	(0.14)
FFO per share - basic	$(0.05)	$(0.01)	$0.07	$0.04
FFO per share - diluted	(0.05)	(0.01)	0.07	0.04
MFFO per share - basic	$0.05	$0.07	$0.08	$0.07
MFFO per share - diluted	0.05	0.07	0.08	0.07
Weighted average number of shares outstanding — basic	6,872,723	6,390,060	5,750,573	5,211,687
Weighted average number of shares outstanding — diluted	6,872,723	6,390,060	5,750,573	5,219,687

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Our Property Performance — Net Operating Income

Our net operating income for the year ended December 31, 2011 was $12,856,929 compared to $10,372,113 for the year ended December 31, 2010 and $7,404,408 for the year ended December 31, 2009.

We consider net operating income to be an appropriate supplemental performance measure because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property, such as depreciation, interest expense, interest income and general and administrative expenses. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate investment community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. We believe that the line on our consolidated statement of operations entitled “Net Loss Attributable to Company” is the most directly comparable GAAP measure to net operating income. The following table is a reconciliation of net operating income to our reported net loss attributable to the Company for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Net Operating Income	$12,856,929	$10,372,113	$7,404,408
Equity in earnings of real estate joint venture	169,947	83,519	81,153
Interest Income	15,603	9,695	25,550
Depreciation and amortization expenses	(5,520,412)	(5,258,133)	(3,812,064)
Interest expense	(8,681,144)	(7,624,089)	(6,554,831)
General and administrative expenses	(2,056,231)	(1,587,251)	(2,427,858)
Noncontrolling interests	926,703	1,178,012	1,784,767
Acquisition costs	(1,694,760)	-	(973,047)

Net Loss Attributable to Company	$(3,983,368)	$(2,826,134)	$(4,471,922)

Information Regarding Share Redemptions

During the year ended December 31, 2011, we received requests to redeem 167,705 shares of common stock, of which we redeemed 190,349 shares of common stock for approximately $1,765,375, or $9.30 per share, the redemption price set forth in our share redemption plan. We funded these redemptions exclusively from proceeds we received in our distribution reinvestment plan. For the same period, due to the limitations of our program, we were not able to redeem 63,659 shares of common stock. During the year ended December 31, 2010, we received additional requests to redeem 139,511 shares of common stock net of withdrawals of redemption requests. During the year ended December 31, 2010, we redeemed 155,469 shares of common stock for approximately $1,451,386, or $9.30 per share. We funded these redemptions exclusively from proceeds we received in our distribution reinvestment plan.

As of January 1, 2012, there were 63,659 shares which had previously been submitted for redemption but had not yet been redeemed. Pursuant to the terms of our share redemption program and subject to available funding from proceeds received in our distribution reinvestment plan, we will redeem the remaining shares requested with funds received from our distribution reinvestment plan in subsequent months.

Update to How to Subscribe

The fourth bullet under the heading “How to Subscribe” is removed and replaced in its entirety with the following:

•	By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he meets the suitability standards as stated in this prospectus and agrees to be bound by all of its terms, as well as the terms and conditions of the Paladin Realty Income Properties, Inc. Charter and Bylaws. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

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Updates to Risk Factors

The cover page risk factors are revised to remove the fourth bullet risk factor in its entirety and replace it with the following:

•	The amount of distributions we may make, if any, is uncertain. Our distributions may exceed our available cash flow, particularly during the period before we have substantially invested the net proceeds from this offering. We may borrow funds, issue new securities or sell assets to make distributions and there is no cap on the amount of offering proceeds that can be used for this purpose, which could reduce the amount of offering proceeds to fund our operations.

The “Questions and Answers About This Offering” section of the prospectus has been revised to remove the fourth bullet under the sixth Question and Answer in its entirety and replace it with the following:

•	The amount of distributions we may make, if any, is uncertain. Our distributions may exceed our available cash flow, particularly during the period before we have substantially invested the net proceeds from this offering. We may borrow funds, issue new securities or sell assets to make distributions and there is no cap on the amount of offering proceeds that can be used for this purpose, which could reduce the amount of offering proceeds to fund our operations.

The “Prospectus Summary” section of the prospectus is revised to add the following section after the heading “Our Management:”

•	No public market exists for our shares of common stock. Our shares cannot be readily sold, and if you are able to sell your shares, you would likely have to sell them at a substantial discount.

•	We have experienced annual net losses which could adversely impact our ability to conduct operations and make investments.

•	The offering price for our shares was not established on an independent basis and bears no relationship to the net value of our assets.

•	The amount of distributions we may make, if any, is uncertain. Our distributions may exceed our available cash flow, particularly during the period before we have substantially invested the net proceeds from this offering. We may borrow funds, issue new securities or sell assets to make distributions and there is no cap on the amount of offering proceeds that can be used for this purpose, which could reduce the amount of offering proceeds to fund our operations.

•	To date, our distributions declared and paid have constituted a return of capital and portions of distributions we make in the future may also represent a return of capital, which will reduce your tax basis in our shares.

•	We have a limited operating history and there is no assurance that we will be able to achieve our investment objectives.

•	We have only made limited investments to date and therefore you will not have the opportunity to evaluate most of our investments prior to purchasing shares.

•	We pay substantial fees to our advisor, which were not determined on an arm’s-length basis. Our advisor faces conflicts of interest as a result of compensation arrangements, time constraints, and competition for investments and for tenants, which could result in actions which are not in your best interests.

•	This is a “best efforts” offering; if we are unable to raise substantial funds, then we will be limited in the number and type of investments we may make.

•	We are the first publicly-offered investment program sponsored by Paladin Realty Partners, LLC. You should not assume that the prior performance of privately-held programs sponsored by our sponsor will be indicative of our future results.

•	We may not be able to continually satisfy the requirements to be taxed as a REIT. If we lose our REIT status, it would adversely impact our operations and ability to make distributions.

The “Risk Factors” section of the prospectus is revised to remove the sixth risk factor under “Risks Related to Our Business,” move it to the eighth risk factor under “Investment Risks” and replace it in its entirety with the following:

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To date, cash flows from operations have been insufficient to pay our operating and administrative expenses and to cover the distributions we have paid and/or declared. In order to permit us to pay distributions to our stockholders, we have used cash distributions from our investments and offering proceeds and Paladin Advisors has paid expenses on our behalf and deferred the reimbursement of such expense payments and its receipt of fees we owe Paladin Advisors. We cannot assure our stockholders that in the future we will be able to achieve cash flows necessary to pay both our operating and administrative expenses and distributions at our historical per share amounts, or to maintain distributions at any particular level, if at all.

Because our cash flows from operations have been insufficient to pay our operating and administrative expenses and the distributions we have paid or declared to our stockholders through December 31, 2011, we cannot assure our stockholders that we will be able to continue paying distributions to our stockholders at our historical per-share amounts, or that the distributions we pay will not decrease or be eliminated in the future. For the years ended December 31, 2011, 2010 and 2009, we have paid $3,535,347, $2,843,251 and $2,410,031, respectively, in distributions to our stockholders and we intend to continue paying distributions to our stockholders in the future. In order to permit us to pay our distributions declared to date, we have used cash distributions from our investments, offering proceeds, Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of expense payments and its receipt of asset management and acquisition fees.

As of December 31, 2011, Paladin Advisors and its affiliates have incurred on our behalf $7,857,099 in organization and offering costs. In addition, Paladin Advisors and its affiliates paid on our behalf $2,709,621 in general and administrative expenses in accordance with the 2%/25% Rule, as described below and in the “Management—Our Advisor—The Advisory Agreement” section of this prospectus, of which $2,355,715 has been reimbursed by us to Paladin Advisors and $353,906 has been recorded as due to affiliates on our consolidated balance sheet.

In accordance with our charter and pursuant to the advisory agreement, Paladin Advisors must pay the Company quarterly for any amount of operating expenses paid by the Company that in the 12 months then ended exceed the greater of (1) 2% of our average invested assets or (2) 25% of our net income, which we refer to as the “2%/25% Rule,” and we will not reimburse Paladin Advisors for operating expenses incurred on our behalf that in any fiscal year exceed the 2%/25% Rule unless a majority of our independent directors determine, based on unusual and non-recurring factors which they deem sufficient, that such excess was justified. During the previous twelve months, our operating expenses, including expenses incurred on behalf of us by Paladin Advisors and its affiliates did not exceed the 2%/25% Rule. Our general and administrative expenses, which are the equivalent of total operating expenses for purposes of the 2%/25% Rule, as a percentage of average invested assets were 1.0% and 1.0% for the years ended December 31, 2011 and 2010, respectively. For the years ended December 31, 2011 and 2010, we paid Paladin Advisors asset management fees of $413,475 and $380,880, respectively. For the years ended December 31, 2011 and 2010, we paid Paladin Advisors acquisition fees of $664,092 and $0, respectively.

Paladin Advisors is not obligated to either pay expenses on our behalf beyond the term of the advisory agreement or defer reimbursements of expense payments or fees in future periods.

Our directors will determine the amount and timing of future cash distributions to our stockholders based on many factors, including the amount of funds available for distribution, our financial condition, requirements we must meet to qualify to be taxed as a REIT, whether to reinvest or distribute such funds, capital expenditures and reserve requirements and general operational requirements. The amount of cash available for distribution will be affected by our ability to identify and make real property investments or real estate related investments as offering proceeds become available, the returns on those real property investments or real estate related investments we make and our operating and administrative expense levels, as well as many other variables. We cannot predict how long it may take to identify additional real property investments or real estate related investments, to raise sufficient proceeds or to make real property investments or real estate related investments. We likewise cannot predict whether we will generate sufficient cash flow to continue to pay distributions at historical levels or at all.

In addition, differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money, use proceeds from the issuance of securities or sell assets to pay out enough of our taxable income to satisfy the requirement that we distribute at least 90% of our taxable income subject to certain adjustments, in order to qualify as a REIT.

The “Risk Factors” section of the prospectus is revised to remove the second risk factor under “Risks Related to Conflicts of Interest” and replace it in its entirety with the following:

Our officers will face conflicts of interest related to the positions they hold with affiliated entities, which could diminish the value of the services they provide to us.

Our officers, two of whom also serve as our directors, are also officers of Paladin Advisors and are officers or members of affiliates of Paladin Advisors. As a result, these individuals owe fiduciary duties to these other entities, which may conflict with the fiduciary duties that they owe to us and our stockholders. Some of these entities may compete with us for investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to:

•	The allocation of new investments among us and affiliates of Paladin Advisors;
•	The allocation of time and resources among us and affiliates of Paladin Advisors;
•	Development or management of our properties by affiliates of Paladin Advisors;
•	Investments with and/or sales to or acquisitions from affiliates of Paladin Advisors; and
•	Compensation to Paladin Advisors.

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See “Conflicts of Interest – Competition.”

The “Risk Factors” section of the prospectus is revised to remove the fourth risk factor under the heading “Risks Related to Conflicts of Interest” and replace it in its entirety with the following:

We may acquire investments from, or dispose of assets to, entities managed by Paladin Advisors or its affiliates, which could cause us to enter into transactions on less favorable terms than we would receive from a third party or that negatively affect the public’s perception of us.

We may acquire real property investments or real estate related investments from entities which are managed by Paladin Advisors or its affiliates, if so waived by our board of directors pursuant to our code of ethics.

Further, we may also dispose of real property investments or real estate related investments to entities which are controlled by Paladin Advisors or its affiliates. Paladin Advisors or its affiliates may make substantial profits in connection with such transactions. Paladin Advisors or its affiliates may owe fiduciary or other duties to the selling or purchasing entity in these transactions, and conflicts of interest between us and the selling or purchasing entities could exist in such transactions. Because our independent directors would rely on Paladin Advisors in identifying and evaluating any such transaction, these conflicts could result in transactions based on terms that are less favorable to us than we would receive from a third party. Also, the existence of conflicts, regardless of how they are resolved, might negatively affect the public’s perception of us.

The “Risk Factors” section of the prospectus is revised to remove the seventh risk factor under the heading “Risks Related to Conflicts of Interest” in its entirety and replace it with the following:

Paladin Advisors may receive substantial compensation in connection with an internalization transaction, which could negatively impact our investment returns.

We are externally managed and advised by Paladin Advisors pursuant to an advisory agreement with a one-year term, subject to renewals by the parties for an unlimited number of successive one-year periods. In order to authorize the renewal of the advisory agreement, our board of directors will be required to make a determination that remaining externally advised by Paladin Advisors is in our best interest. At such time as we have substantial assets and operations, our board of directors may determine that it is more cost-effective for us to be self-managed and self-advised. In addition, because a majority of publicly traded REITs are self-managed and self-advised, our board of directors may determine that it is in our best interest to have our own internal management personnel in preparation for listing our shares on a national securities exchange. If our board makes this determination, it will evaluate whether to hire an internal management team on an individual basis, to acquire another advisor or to acquire Paladin Advisors. Our board of directors may determine that the most efficient means of becoming self-managed and self-advised would be to negotiate for us to acquire Paladin Advisors in a transaction referred to as an internalization. An internalization generally includes the acquisition of some of Paladin Advisor’s executives and key personnel and could result in costly litigation. While we would then be relieved of paying fees to Paladin Advisors under the advisory agreement, we would be required to pay the salaries of our executives and employees and related costs and expenses formerly absorbed by Paladin Advisors under the advisory agreement. An internalization transaction could have the effect of reducing the amount of investment returns to our stockholders in the event that we pay more for the advisor than the value of the internal management function to our company or are required to engage in litigation related to such internalization.

Updates to Estimated Use of Proceeds

The “Prospectus Summary” section of the prospectus has been revised to add the following section after “Prospectus Summary – Plan of Distribution:”

Estimated Use of Proceeds

Assuming we sell the maximum of $650 million in shares in our primary offering and no shares pursuant to our distribution reinvestment plan, we expect we will:

•	Invest at least 87.4% of the gross offering proceeds in real property and real estate related investments; and
•	Use the remaining 12.6% of the gross offering proceeds to pay fees and expenses relating to our organization and this offering.

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Assuming we sell the maximum of $650 million in shares in our primary offering and $75 million of shares pursuant to our distribution reinvestment plan, we expect we will:

•	Invest at least 88.7% of the gross offering proceeds in real estate and real estate related investments; and
•	Use the remaining 11.3% of the gross offering proceeds to pay fees and expenses relating to our organization and this offering.

In addition, there is no cap on the amount of offering proceeds that can be used for purposes of paying distributions.

The “Estimated Use of Proceeds” section of the prospectus is revised to amend the second paragraph prior to the table in its entirety and replace it with the following:

Under both scenarios, we have not given effect to any special sales or volume discounts that could reduce the selling commissions and, in some cases, all or a portion of the dealer manager fee. The reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price, but will not affect the amounts available to us for investments. In addition, there is no cap on the amount of offering proceeds that can be used for purposes of paying distributions. Because the figures set forth below are estimates, they may not accurately reflect the actual receipt or use of the offering proceeds.

The “Estimated Use of Proceeds” section of the prospectus is revised to amend footnote 8 to the table in its entirety and replace it with the following:

(8)	Includes amounts anticipated to be invested in real properties and real estate related investments, including other third party expenses that are included in the total costs of our investments. Also includes proceeds from our distribution reinvestment plan that we have assumed, for purposes of this table, will be used to repurchase shares under our share redemption plan. May also include amounts used to pay distributions to stockholders to the extent our cash flow from operations or other sources of cash are insufficient.

Update to Investment Objectives and Criteria

The following paragraph is added to the section entitled “Acquisition and Investment Policies” of the prospectus:

Our policy is to obtain a Phase I environmental survey to determine the environmental status of each property in which we intend to invest. If information contained in a Phase I environmental survey indicates that there are any issues that require further investigation, we would commission such further studies as determined by Paladin Advisors.

Fees and Reimbursements Paid to our Advisor and its Affiliates

Set forth below is a chart showing fees and reimbursements paid to our advisor and its affiliates during the years ended December 31, 2011 and 2010 in connection with our offerings.

	Amounts Incurred Year Ended December 31, 2011	Amounts Incurred Year Ended December 31, 2010
Offering Stage:
Selling Commissions and Dealer Manager Fee	$1,721,567	$524,728
Wholesaling Costs	—	—
Other Organization and Offering Expenses	664,148	217,000
Operational Stage:
Acquisition Fees	644,092	—
Origination Fees	—	—
Reimbursement of Acquisition Expenses	—	—
Asset Management Fee	413,475	380,880
Expense Reimbursement	660,071	1,747,054
Disposition Stage:
Subordinated Disposition Fee	—	—
Subordinated Distribution of Net Sales Proceeds	—	—
Subordinated Distribution Upon Listing	—	—
Subordinated Distribution Upon Termination	—	—

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As of December 31, 2011, fees and reimbursements accrued but not yet paid was approximately $353,906, representing general and administrative expenses due to affiliates offset by $442,942 of organization and offering costs due from affiliates.

Updated Prior Performance Summary Disclosure

The “Prior Performance Summary” section of the prospectus is hereby superseded by the following:

The information presented in this section represents the historical experience of real estate programs sponsored or advised by our sponsor, Paladin Realty, and its affiliates. The following summary is qualified in its entirety by reference to the Prior Performance Tables, which may be found in Appendix A to the prospectus. Investors in our common shares should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Paladin real estate programs. Investors who purchase our common shares will not thereby acquire any ownership interest in any of the entities to which the following information relates.

The returns to our stockholders will depend in part on the mix of product in which we invest, the stage of investment and our place in the capital structure for our investments. As our portfolio is unlikely to mirror in any of these respects the portfolios of the prior Paladin real estate programs, the returns to our stockholders will vary from those generated by those prior Paladin real estate programs. In addition, all of the prior Paladin real estate programs were conducted through privately-held entities that were not subject to either the up-front commissions, fees and expenses associated with this offering or many of the laws and regulations to which we will be subject. We are also the first program sponsored by Paladin Realty or any of its affiliates that has investment objectives permitting the making or acquiring of mortgage loans or mezzanine loans. None of Paladin Realty, Paladin Advisors or any of their affiliates has experience making such investments or in operating a REIT or a publicly offered investment program. As a result, you should not assume the past performance of the prior Paladin real estate programs will be indicative of our future performance. See “Risk Factors — Risks Relating To Our Business — We differ from prior programs sponsored by Paladin Realty in a number of respects, and therefore the past performance of those programs may not be indicative of our future results” and the Prior Performance Tables located in Appendix A to the prospectus.

Prior Investment Programs

Since 1995, Paladin Realty and its predecessors have managed real estate investments for high net worth individuals, foundations and institutions. As of December 31, 2011, Paladin Realty or its affiliates had sponsored or advised 30 real estate investment partnerships. All of these prior programs had investment objectives generally similar to ours. This offering is the first public offering of a real estate program sponsored by Paladin Realty. The Prior Performance Tables included in Appendix A to this prospectus set forth information as of the dates indicated regarding certain of these prior Paladin real estate programs as to (1) experience in raising and investing funds (Table I); (2) compensation to the sponsor (Table II); (3) annual operating results of the prior programs (Table III); (4) results of completed programs (Table IV); and (5) sales or disposals of property (Table V). Additionally, Table VI contained in Part II of the registration statement (which is not part of this prospectus) gives certain additional information relating to properties acquired by these Paladin real estate programs. Upon written request, we will furnish a copy of this table to you without charge. See “Where You Can Find Additional Information” in the prospectus.

Summary Information

Capital Raising

The total amount of funds raised from investors in the prior Paladin real estate programs, as of December 31, 2011, was approximately $1.2 billion. These funds were invested in real estate with an aggregate cost, including debt and investments of joint venture partners, of approximately $4.1 billion. The total number of investors in these prior programs, collectively, is 229. See Table I and Table II for more detailed information about Paladin Realty’s experience in raising and investing funds and compensation paid to Paladin Realty and its affiliates as the sponsor of these programs.

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Investments

The prior Paladin real estate programs had acquired 342 properties as of December 31, 2011. The table below gives further information about these properties:

Location	Properties Purchased (as a percentage of aggregate purchase price)
United States
Pacific Coast	27%
West	9%
Plains States	1%
South Central	8%
Southeast	4%
Northeast	5%
Latin America
Costa Rica	5%
Mexico	11%
Brazil	21%
Chile	8%
Peru	1%

One of the prior Paladin real estate programs has invested in stock of two public Brazilian homebuilding companies, which represents less than 4% of the total costs of all properties and investments made.

The following table gives a percentage breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior Paladin real estate programs, categorized by type of property, as of December 31, 2011, all of which were existing (used) or developed by the program (construction).

	New	Used	Construction
Commercial
Office Buildings	—	10%	—
Industrial Buildings	—	1%	—
Shopping Centers	—	—	—
Residential
Apartments	—	23%	—
Hotels	—	5%
Homebuilding	—	—	45%
Land Development	—	—	5%
Resort residential	—	—	7%
Other		3%	1%
Total		42%	58%

Sales

As of December 31, 2011, these prior Paladin real estate programs had sold 165 of the total of 342 properties, or 48% of such properties, to third parties. These completed prior real estate programs made aggregate equity investments of $491 million in those properties, for which they received a return of $739 million upon the sale of those properties. In addition to these 165 sold properties, in connection with the termination of another prior Paladin real estate program, that program transferred 79 properties to a newly formed Paladin real estate program. The prior Paladin real estate program made aggregate equity investments of $156 million in those 79 properties, and in that transaction those equity investments were transferred to the new program based on a $187 million valuation. See also Tables III, IV and V for more detailed information as to the operating results of the prior Paladin real estate programs whose offerings closed since December 31, 2006, results of such programs that have completed their operations during the five years ending December 31, 2011 and sales or other disposals of properties by the prior Paladin real estate programs during the three years ending December 31, 2011.

Three Year Summary of Acquisitions

From January 1, 2009 through December 31, 2011, the prior Paladin real estate programs acquired 45 residential properties, and one investment in stock of a public Brazilian homebuilding company. The total acquisition costs of these properties was approximately $293 million, of which approximately $104 million, or 35%, was financed with mortgage financing and the remaining $189 million was provided by investors. The locations of these properties, and the number of each property in each location, are as follows: Brazil (29), Costa Rica (2), Mexico (7) and Peru (8).

See Table VI in Part II of the registration statement of which this prospectus is a part for more detailed information as to the acquisition of properties during the three years ending December 31, 2011. Upon request and for no fee, we will provide a copy of such table to any investor.

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Adverse Business Developments

The prior Paladin real estate programs have occasionally been adversely affected by vacancies either due to defaults of tenants under their leases or the expiration or termination of tenant leases. Where vacancies have continued for a long period of time, these programs suffered reduced revenues resulting in less net operating income to be distributed to the investors. In addition, the resale value of such properties may have diminished as the market value of a particular property often depends principally upon the net operating income of such property. Further, certain of the prior Paladin real estate programs have participated in development activities, and the sales pace of the properties developed by such programs has decreased due to global economic conditions.

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Prior Performance Tables

The prior performance tables contained in the prospectus are hereby updated by the prior performance tables attached to this Supplement No. 2 as Appendix A. The updated prior performance tables supersede and replace the prior performance tables contained in the prospectus.

Subscription Agreement

A revised form of subscription agreement is attached to this Supplement No. 2 as Appendix B. The revised form supersedes and replaces the form included in the prospectus.

Experts

The “Experts” section of the prospectus is hereby replaced in its entirety by the following:

The consolidated financial statements of Paladin Realty Income Properties, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Information Regarding Documents Incorporated by Reference

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus supplement at our Internet website at www.paladinreit.com.

•	Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012;

•	Current Reports on Form 8-K filed with the SEC on January 26, 2012, February 23, 2012, March 15, 2012, March 27, 2012 and April 25, 2012; and

•	Current Reports on Form 8-K/A filed with the SEC on January 31, 2012 and April 17, 2012.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at 10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024, (866) 725-7348. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

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APPENDIX A
PRIOR PERFORMANCE TABLES

The following prior performance tables (“Tables”) provide information relating to the real estate investment programs sponsored by Paladin Realty and its affiliates which have investment objectives similar to ours (the “prior Paladin real estate programs”). This offering is the first publicly offered program sponsored by Paladin Realty. All of the prior Paladin real estate programs have been private real estate investment funds offered to institutional and other private investors or single project real estate investment vehicles, also primarily involving institutional investors.

Prospective investors should read these Tables carefully together with the summary information concerning the prior programs as set forth in the “Prior Performance Summary” section of this prospectus.

Our determination as to which of Paladin Realty’s prior real estate programs have investment objectives similar to ours was based on the type and approximate size or value of the properties in which the programs invested, whether through acquisitions or development of properties, and experience with multiple property types and “value added” opportunities in properties that the programs acquired. We also considered that each program sought investments with the ability to realize growth in the value of the investments. Additionally, these programs sought some investments that would provide the ability to make regular cash distributions. We consider programs that invested primarily in these product types (which would include all the prior Paladin real estate programs) to have investment objectives similar to ours, although we may make investments in other product types from those in which prior Paladin real estate programs have invested and the prior Paladin real estate programs have included some product types in which we currently do not intend to invest.

Although we consider each of the prior Paladin real estate programs to have had similar investment objectives to ours, investors in our common stock should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Paladin real estate programs. The returns to our stockholders will depend in part on the mix of product in which we invest, the stage of investment and our place in the capital structure for our investments. As our portfolio is unlikely to mirror in any of these respects the portfolios of the prior Paladin real estate programs, the returns to our stockholders will vary from those generated by the prior Paladin real estate programs. In addition, the prior Paladin real estate programs, which were conducted through privately-held entities, were not subject to either the up front commissions, fees and expenses associated with this offering or many of the laws and regulations to which we will be subject. We are also the first program sponsored by Paladin Realty or any of its affiliates to make or acquire mortgage loans or mezzanine loans. None of Paladin Realty, Paladin Advisors or any of their affiliates has experience making such investments or in operating a REIT or a publicly offered investment program. As a result, you should not assume the past performance of the prior Paladin real estate programs will be indicative of our future performance. See “Risk Factors — Risks Relating To Our Business — We differ from prior programs sponsored by Paladin Realty in a number of respects, and therefore the past performance of those programs may not be indicative of our future results.”

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the tables. If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.

The following Tables are included herein:

Table I — Experience in Raising and Investing Funds

Table II — Compensation to Sponsor

Table III — Operating Results of Prior Programs

Table IV — Results of Completed Programs (as applicable)

Table V — Sales or Disposals of Properties

Additional information relating to the acquisition of properties by the prior Paladin real estate programs is contained in Table VI, which is included in Part II of the registration statement which we have filed with the Securities and Exchange Commission. Copies of any or all information will be provided to prospective investors at no charge upon request.

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TABLE I
(UNAUDITED)
EXPERIENCE IN RAISING AND INVESTING FUNDS (ON A PERCENTAGE BASIS)(a)

This Table provides a summary of the experience of Paladin Realty as a sponsor in raising and investing funds in programs for which the offerings have closed during the three years ended December 31, 2011. Information is provided as to the manner in which the proceeds of the offering have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested. Information is provided as of December 31, 2011.

Paladin Realty Brazil Investors III, L.P.
Dollar Amount Offered	$200,000,000
Dollar Amount Raised	$99,709,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	-
Organizational expenses	0.8%
Loan Costs	-
Reserves
Percent available for investment	99.2%
Acquisition costs:
Prepaid items and fees related to purchase of property	-
Purchase Price (cash down payment)	42.6%
Acquisition fees	-
Other (explain)	-
Total acquisition costs	42.6%
Percent leverage (mortgage financing divided by total acquisition cost)	9.8%
Date offering began	11/01/10
Length of offering (in months)	7
Months to invest 90 percent of amount available for investment (measured from beginning of offering)	(b)

__________________
(a) All percentage amounts except “Percent leverage” represent percentages of the Dollar Amount Raised.”
(b) This program is still in the process of investing proceeds.

Past performance is not necessarily indicative of future performance

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TABLE II
(UNAUDITED)
COMPENSATION TO SPONSOR

Table II summarizes the amount and type of compensation paid to Paladin Realty and its affiliates during the three years ended December 31, 2011 in connection with (a) prior Paladin real estate programs the offerings of which have closed since December 31, 2008 and (b) on an aggregate basis, 16 prior Paladin real estate programs the offerings of which closed on or prior to December 31, 2008.

Type of Compensation	Paladin Realty Brazil Investors III, LP	Other Programs

Date offering commenced	11/01/10
Dollar amount raised	$99,709,000	$1,026,302,989
Amount paid to sponsor from proceeds of offering
Selling Commissions and discounts retained by affiliates	-	244,500
Acquisition fees	-	-
—real estate commission	-	-
—advisory fees	-	309,110
—other	-	-
Organization Costs	882,163	820,027
Dollar amount of cash generated from operations before deducting payment to sponsor	-	-
Amount paid to sponsor from operations:
Property management fees	-	-
Partnership management fees	2,250,576	64,691,594
Reimbursements	601,509	4,514,561
Leasing commissions	-	-
Other (Asset management fees)	-	37,058,754
Dollar amount of property sales and refinancing before deducting payments to sponsor
—cash	339,656	1,125,107,680
—notes	-	-
Amount paid to sponsor from property sales and refinancing
Real estate commissions	-	9,569,799
Incentive fees	-	1,030,524
Other — Disposition Fees	-	-

Past performance is not necessarily indicative of future performance.

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TABLE III
(UNAUDITED)
OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS(1)

Table III summarizes the operating results of prior Paladin real estate programs the offerings of which have closed during the five years ended December 31, 2011. Operating results are presented for each fiscal year since the inception of each program. Except as otherwise noted, all figures are as of December 31 of the year indicated and represent a full year of operations for the year indicated.

	Paladin Realty Latin America Investors III, LP				Villa West Investors, LLC			Paladin Realty Brazil Investors III, LP
	2008	2009	2010	2011	2009	2010	2011	2011

Gross Revenues	8	438,928	1,691,432	125,635	918	-	-	339,671
Realized gains from sale of assets	-	863,725	14,165,012	24,888,696	-	-	-	-
Less: Operating Expenses	1,790,905	6,001,602	11,046,956	12,626,263	78,448	42,318	30,121	554,923
Equity in income/(losses) of unconsolidated joint ventures	-	-	-	-	281,154	1,220,356	400,941	-
Interest expense	197,944	1,896,711	4,406,429	3,680,215	-	-	-	-
Depreciation	-	-	-	-	-	-	-	-
Unrealized gains (losses)	-	98,929,503	28,806,676	(107,340,818)	-	-	-	-

Net Income (Loss)	(1,988,841)	92,333,843	29,209,735	(98,632,965)	203,624	1,178,218	370,820	(215,252)
Taxable Income (Loss)
- from operations	(2,002,153)	(6,433,532)	13,946,035	(a)	203,624	483,588	47,658	(a)
- from gain of sale	-	-	14,546,140	(a)	-	-	-	(a)
Cash generated from (used in) operations	(1,672,696)	(7,292,328)	(14,673,957)	(15,076,902)	(62,916)	(42,138)	(30,121)	(215,252)
Cash generated from sales	-	1,404,761	20,626,571	63,164,660	-	-	-	-
Cash generated from refinancing	-	-	-	-	-			-
Cash generated from operations, sales and refinancing	(1,672,696)	(5,887,567)	5,952,614	48,087,758	(62,916)	(42,138)	(30,121)	(215,252)
Less: Cash distributions to investors
- from operating cash flow	-	-	-	-	216,650	312,900	378,436	-
- from sales and refinancing	-	-	21,595,563	33,800,000	-	3,179,438	-	-
Cash generated (deficiency) after cash distributions	(1,672,696)	(5,887,567)	(15,642,949)	14,287,758	(279,566)	(3,534,476)	(408,557)	(215,252)
Less: Special items (not including sales and refinancing)
Source of Funds
General Partner Contributions (net of subsequent closings)	-	-	2,183,219	642,122	4,500	-	-	1,000
Limited Partner Contributions	75,000,000	333,640	82,816,781	24,357,878	2,578,000	-	-	49,444,108
Distributions received from real estate joint ventures	-	-	-	-	239,557	3,545,330	400,941	-
Borrowings from mortgages and construction
loans payable	26,000,000	27,000,000	85,000,000	125,000,000	-	-	-	-
Net contributions received from minority interests	-	-	-	-	-	-	-	-
Repayment of loans	-	-	-	-	-	-	-	-
Use of Funds
Purchase of real estate and improvements	(21,068,038)	-	-	-	-	-	-	-
Investment in real estate joint ventures	-	(89,245,378)	(76,661,474)	(59,380,114)	(2,288,000)	-	-	(42,507,058)
Loans funded	-	-	-	-	-	-	-	-
Organizational Costs	(808,569)	(11,458)	-	-	-	-	-	(744,993)
Loan Financing Costs	(485,812)	(1,583,089)	(521,509)	(609,344)	-	-	-	-
Principal payments on mortgages and construction loans payable	-	-	(83,000,000)	(95,000,000)	-	-	-	-
Broker Commissions	-	-	-	-	(244,500)	-	-	-
Effect of exchange rate changes on cash items	-	-	2,912,966	-	-	-	-	-
Cash generated (deficiency) after cash distributions and special items	76,964,885	(69,393,852)	(2,912,966)	9,298,300	9,991	10,854	(7,616)	5,977,805

Tax and Distribution Data per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from operations	(4)	(14)	(31)	N/A	87	207	20	N/A
- from recapture	-	-	-	N/A	-	-	-	N/A
Capital gain (loss)	-	-	32	N/A	-	-	-	N/A
Cash distributions to Investors
Source
- Investment income	-	-	26	90	93	494	(838)	-
- Return of capital	-	-	19	49	-	1,000	1,000	-
Source (on cash basis)
- Sales	-	-	45	139	-	-	-	-
- Refinancing	-	-	-	-	-	1,360	-	-
- Operations	-	-	-	-	93	134	162	-
- Return of Unused Capital Called	-	-	-	-	-	-	-	-
Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%			95.0%		94.0%		100%

(a) Federal income tax results for the 2011 tax year are not yet available for this program.

Past performance is not necessarily indicative of future performance.

A-4

TABLE V
(UNAUDITED)
SALES OR DISPOSALS OF PROPERTY

Table V presents summary information on the results of sales or disposals of properties from prior Paladin real estate programs during the three years ended December 31, 2011. The Table includes information about the net sales proceeds received from the sales of the properties, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from operations of the properties.

Property	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties, Including Closing Costs and Soft Costs			Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures

			Cash Received Net of Closing Costs	Mortgage Balance At Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total (1)	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total

William E. Simon & Sons Realty Partners, L.P.
RSL Assisted Living	6/17/2000	11/17/2009	51,900,000	43,453,582	-	-	95,353,582	43,302,431	33,386,853	76,689,284	4,483,174
City Projects Homebuilding Platform	7/19/2000	Various	19,544,000	-	-	-	19,544,000	-	6,536,000	6,536,000	19,544,000
PKS Realty Homebuilding Platform	8/1/2001	Various	12,212,000	-	-	-	12,212,000	-	5,125,000	5,125,000	12,212,000
SKS Office Platform	3/20/1998	Various	40,330,000	105,287,000	-	-	145,617,000	105,287,000	108,635,000	213,922,000	(7,622,638)
Winter Haven Hotel	10/1/1998	6/14/2011	8,747,603	4,440,417	-	-	13,188,020	7,000,000	4,894,914	11,894,914	4,415,580
Blue Moon Hotel	11/9/2000	6/14/2011	4,703,920	7,054,784	-	-	11,758,704	7,774,169	3,257,872	11,032,041	5,874,187
Commerce Park	12/27/2000	7/14/2011	44,250,870	-	-	-	44,250,870	-	13,966,895	13,966,895	(3,928,008)

Paladin Realty Latin America Investors III, L.P.
Stock of Even Construtora e Incorporadors, S.A.	11/11/2008	Various	55,274,911	-	-	-	55,274,911	-	21,016,787	21,016,787	1,382,649

 ______________

Note 1 - Allocation of taxable gain (loss) associated with individual property sales between ordinary and capital gains (losses) is as follows:

	Taxable Gain	Capital Gain	Ordinary Gain
William E. Simon & Sons Realty Partners, L.P.
RSL Assisted Living	34,667,356	18,183,287	16,484,069
City Projects Homebuilding Platform	13,008,000	-	13,008,000
PKS Realty Homebuilding Platform	7,087,000	-	7,087,000
SKS Office Platform	(a)
Winter Haven Hotel	(a)
Blue Moon Hotel	(a)
Commerce Park	(a)

Paladin Realty Latin America Investors III, L.P.
Stock of Even Construtora e Incorporadors, S.A.	17,970,778	17,970,778	-

 Note (a) - Federal income tax results for 2011 tax year are not yet available for this program.

Past performance is not necessarily indicative of future performance.

A-5

APPENDIX B

SUBSCRIPTION AGREEMENT FOR SHARES OF PALADIN REALTY INCOME PROPERTIES, INC.

1. YOUR INITIAL INVESTMENT

Return to:

Paladin Realty Income Properties, Inc.

c/o Wells Fargo Bank, N.A.

Corporate Trust and Escrow Solutions

Attn: Scott Lee

625 Marquette Ave. 11th Floor

MAC N9311-115

Minneapolis, MN 55479

Instructions for investors other than custodial accounts Make all checks payable to: Paladin Realty Income Properties, Inc.

Wire transfers should be sent to:

Wells Fargo Bank, N.A.

ABA 121000248

Account Name: Trust Wire Clearing

Account Number: 0000405200

Attn: Scott Lee (612) 316-2534

Ref. FCT: Paladin Realty Income Properties, Inc.

The minimum investment is $3,000.	Investment Amount $

☐ A.	Volume Discount. Please link the tax identification numbers or account numbers listed below for Volume Discount privileges, so that this and future purchases will receive any discount for which they are eligible.

Tax ID/SSN or Account Number	Tax ID/SSN or Account Number	Tax ID/SSN or Account Number

☐ B.	Check this box if you are eligible for Net Commission Purchases. Net Commission Purchases are available to: employees (and their spouses and minor children) of a Broker-Dealer, employees (and their spouses and minor children) of Paladin Realty Income Properties, Inc. and its affiliates, investors purchasing through a Registered Investment Advisor (RIA), or investment participants in a wrap account or commission replacement account approved by the Broker-Dealer, a RIA, a bank trust account, or similar entity.

2. FORM OF OWNERSHIP (Please print clearly)

(Select only one)

☐	INDIVIDUAL ☐ JOINT TENANTS (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)	☐	CUSTODIAL ACCOUNT (Retirement Application must be attached) ☐ IRA ☐ SEP/IRA	ACCOUNT NUMBER
	☐ Transfer on Death-optional designation of beneficiaries for individual, joint owners with rights of survivorship, or tenants by the entireties.		☐ ROTH/IRA ☐ Other:
☐	PENSION PLAN (Third Party Administered Plans)	☐	TRUST (Include Trustee Certificate)
☐	UNIFORM GIFT/TRANSFER TO MINORS	☐	NON-PROFIT ORGANIZATION
☐	(UGMA/UTMA) Under the UGMA/UTMA of the State of ______________	☐	CORPORATION OR PARTNERSHIP (Attach Corporate Resolution or Partnership Agreement)
		☐	OTHER (Include title and signature pages)

Individual/Custodian**

Custodian’s Name	Tax ID Number	Investor’s Account Number

First Name (Mi)	Last Name*	Gender (M/F)

Social Security Number*		Date of Birth (MM,DD,YYYY)*

Joint Owner/Minor

First Name	(Mi)	Last Name*	Gender (M/F)

Social Security Number*			Date of Birth (MM,DD,YYYY)*

Transfer on Death Beneficiary Information (Individual or Joint Tenant Accounts Only)

First Name	(Mi) Last Name	Social Security Number	___Primary ___%

First Name	(Mi) Last Name	Social Security Number	___Primary ___%

Trust/Corporation/Partnership/Other Equity

Name of Trust, Corporation, Partnership or other Equity*	Date of Trust/Incorporation/Formation*

Full Name(s) of Trustee(s)*	Tax ID Number*

  *     Required by law

**     For custodial accounts, a completed copy of this Subscription Agreement should be sent directly to the custodian. The custodian will forward the subscription documents and wire the appropriate funds to Wells Fargo Bank, N.A.

☐ Check this box if you are subject to backup withholding

3. YOUR ADDRESS (Section 3C must be completed if mailing address in section 3A is a P.O. Box)

A. Owner’s Mailing Address/Address of Record (Will not be accepted without a permanent street address)

Address		Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number	E-Mail Address

B. Joint Owner’s Street Address (If different than address of record)

Street Address		Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number	E-Mail Address

If you are using a P.O. Box for your mailing address, then you must provide a street address for verification purposes. Please provide your street address in this section.

C. Residential Street Address

Street Address		Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number	E-Mail Address

4. DISTRIBUTION INFORMATION

Complete this section to enroll in the Distribution Reinvestment Plan, to elect receive distributions by direct deposit, or to elect to receive distributions by check mailed at you at the address set forth in Section 3 above. Choose option A, B, C or D.

I hereby subscribe for Shares of Paladin Realty Income Properties, Inc. and elect the distributions option indicated.

A.	☐ Reinvest/Distribution Reinvestment Plan (see Prospectus for details)

B.	☐ Cash/Direct Deposit Please attach a voided pre-printed check. (Non-Custodian Investors Only)

I authorize Paladin Realty Income Properties, Inc., or its agent to deposit my distribution to my checking or savings account. This authority will remain in force until I notify Paladin Income Properties, Inc. in writing to cancel it. In the event that Paladin Realty Income Properties, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name of Financial Institution	Mailing Address

City	State	Zip Code

Please attach voided pre-printed check here*

*The above services cannot be established without a preprinted voided check.

For Electronic Funds Transfers, signatures of bank account owners are required exactly as they appear on bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature

Signature

Your Bank’s ABA Routing Number	Your Bank Account Number	Checking Account	Savings Account

C.    ☐ Cash/Check mailed to the address set forth in Section 3A above.

D.    ☐ Third-Party Payee.  Send distributions via check to third-party payee listed below: (Not available for qualified plans without custodial approval)

Name	Mailing Address

City	State	Zip Code

Account #

5. ELECTRONIC DELIVERY OF REPORTS AND UPDATES

In lieu of receiving documents, I authorize Paladin Realty Income Properties, Inc. to make available on its website at www.paladinreit.com its quarterly reports, annual reports, proxy statements, prospectus supplements or other reports required to be delivered to me, as well as any property or marketing updates, and to notify me via e-mail when such reports or updates are available. Please note that electronic delivery of reports is not available to residents of Ohio.

Send notices to: (You must provide an e-mail address if you choose this option)

E-Mail Address:

(May not be initially available)

Should you determine that you no longer wish to receive electronic delivery of reports and updates, please contact:

Paladin Realty Income Properties, Inc.

Attn: Operations

10880 Wilshire Boulevard, Suite 1400

Los Angeles, CA 90024

(866) PAL-REIT, option 2

6. BROKER-DEALER OR REGISTERED INVESTMENT ADVISOR (RIA) INFORMATION (All fields mandatory)

The Broker-Dealer or RIA must sign below to complete order. The Broker-Dealer or RIA hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state listed in Section 3. The Broker-Dealer/RIA further represents and certifies that in connection with this subscription for shares, he/she has complied with and has followed all applicable policies and procedures under his/her firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Broker-Dealer or RIA Firm Name:	Financial Advisor Name:

Broker-Dealer or RIA Firm Address

City:	State:	Zip:

Advisor Number:	Branch Number:	Telephone Number:

E-Mail Address	Fax Number:

This subscription was made as follows:

☐	Through a participating Broker-Dealer

Investor suitability requirements have been established by the Company and are in the Registration Statement under “Suitability Standards.” Before recommending the purchase of shares, we have reasonable grounds to believe, on the basis of information supplied by the subscriber concerning his or her investment objectives, other investments, financial situation and needs, and other pertinent information that: subscriber (1) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring; (2) is able to bear the economic risk of the investment based on the prospective shareholder’s overall financial situation; and (3) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose his or her entire investment, (c) the lack of liquidity in our shares, (d) the background and qualifications of our Manager and (e) the tax consequences of the investment.

I attest that I am a Registered Broker subject to the USA PATRIOT Act. In accordance with Section 326 of the USA PATRIOT Act, I have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program.

(if required by Broker-Dealer)

Financial Advisor Signature	Date	Branch Manager Signature Date

☐	Through a participating RIA* unaffiliated with a participating Broker-Dealer (* A participating RIA is a RIA who has entered into a Selected Advisor Agreement.)

I acknowledge that by checking the above box, I WILL NOT RECEIVE A COMMISSION.

RIA Signature	Date

FOR OFFICE USE ONLY

Check #	Deposit Date	Input By:	W/S

Batch #	Admit Date	Proofed By:	Region

Subscription #	Compiled By:	Posted By:	Territory

7. SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER CONFIRMATION (Required): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (ii) I am not subject to backup withholding because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person (including a U.S. resident alien).

NOTE: CLAUSE (ii) IN THIS REPRESENTATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE FORM OF OWNERSHIP SECTION.

Paladin Realty Income Properties, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Paladin Realty Income Properties, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Each investor must sign and date this section. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation or trust, a general partner, officer or trustee of the entity must sign.

In order to induce Paladin Realty Income Properties, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

		Owner	Joint Owner
(a)	I have received a final Prospectus of Paladin Realty Income Properties, Inc. at least five business days prior to signing this Subscription Agreement.

		Initials	Initials

(b)	I have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 AND a minimum annual gross income of at least $70,000.

		Initials	Initials

(c)	If I am an Alabama investor, I have a liquid net worth of at least 10 times my investment in this offering and other similar offerings.

		Initials	Initials

(d)	If I am a California investor, I understand that all certificates representing shares which are sold in the state of California will bear the following legend conditions: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISIONER OF CORPORATIONS FOR THE STATE
OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISIONER’S RULES.

		Initials	Initials

(e)	If I am an Iowa investor, I have a minimum net worth (exclusive of home, auto and furnishings) of $75,000 and an annual taxable income of $100,000, or, in the alternative, a net worth (exclusive of home, auto and furnishings) of $350,000. My maximum investment in Paladin Realty Income
Properties, Inc. and its affiliates does not exceed 10% of my “liquid” net worth.

		Initials	Initials

(f)	If I am a Kansas investor, I understand that the Office of the Kansas Securities Commissioner recommends that investors limit their aggregate investment in shares of Paladin Realty Income Properties, Inc. and other similar direct participation investments to not more than 10% of their liquid net worth, which is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

		Initials	Initials

(g)	If I am a Kentucky investor, I have a liquid net worth of at least 10 times my investment in
Paladin Realty Income Properties, Inc.

		Initials	Initials

(h)	If I am a Maine investor, I understand that the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

		Initials	Initials

(i)	If I am a Michigan investor, I have not invested more than 10% of my net worth in Paladin
Realty Income Properties, Inc.

		Initials	Initials

(j)	If I am an Oregon or Pennsylvania investor, I have a net worth of at least 10 times my investment in Paladin Realty Income Properties, Inc.

		Initials	Initials

(k)	If I am a Tennessee investor, my investment in Paladin Realty Income Properties, Inc. does not exceed 10% of my liquid net worth.

		Initials	Initials

(l)	I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.

		Initials	Initials

(m)	I am purchasing the Shares for my own account.

		Initials	Initials

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Owner	Date

Signature of Joint Owner (if applicable)	Date

Signature of Custodian/Trustee (if applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN IS ADMINISTERED BY A THIRD PARTY)

8.	MISCELLANEOUS

Investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Paladin Realty Income Properties, Inc., agree that, if they fail to meet the suitability requirements for making an investment in Shares or can no longer make the other representations or warranties set forth in Section 7 above, they are required to promptly notify Paladin Realty Income Properties, Inc. and the Broker-Dealer in writing.

Investors who reside in the States of Ohio and Alabama may not participate in the Dividend Reinvestment Plan.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Paladin Realty Income Properties, Inc. Paladin Realty Income Properties, Inc. will send each stockholder a confirmation of his or her purchase.

Return to: Paladin Realty Income Properties, Inc., c/o Wells Fargo Bank, N.A., Corporate Trust and Escrow Solutions, Attn: Scott Lee, 625 Marquette Ave. 11th Floor, MAC N9311-115, Minneapolis, MN 55479

Paladin Investor Services: Toll-free Phone: 866-PAL-REIT, Fax: 415-485-4553, Email: info@paladinreit.com

Accepted by Paladin Realty Income Properties, Inc.

By	Name	Title	Date

CORPORATE RESOLUTION To be completed only by Corporate Subscribers

This form may be used by any current investor(s) (an “Investor”) to grant designated officer(s) of a corporation full authority regarding an investment in Paladin Realty Income Properties, Inc. Complete and deliver the form to:

Investor Relations Paladin Realty Advisors, LLC c/o Phoenix American Financial Service 2401 Kerner Boulevard San Rafael, California 94901	1-866-PAL-REIT 1-866-725-7348 e-mail: info@palreit.com www.paladinREIT.com

Date:

I hereby certify that pursuant to:

(a) a valid meeting of the board of directors of	, a corporation organized and existing under

and by virtue of the laws of the State of	(the “Corporation”), at which said meeting a quorum was

present and acting throughout, or

(b) a valid written consent of such a board of directors,

the following resolution was adopted and remains in full force and effect without modification through the date set forth above:

RESOLVED, that any officers of the Corporation listed below are, and any one of them hereby is, fully authorized, empowered, and directed to invest and to make any modifications to investments in Paladin Realty Income Properties, Inc. and that each of such officers is hereby authorized, empowered, and directed to execute, deliver on behalf of the Corporation and cause the Corporation to perform, under any and all agreements, instruments and other documents, and to take such actions as such officer may reasonably deem necessary or advisable to carry out such investments or modifications thereto.

I further certify that the authority thereby conferred is not inconsistent with the Charter or By-Laws of this Corporation, and that the following is a true and correct list of the officers of this Corporation as of the present date.

OFFICERS Please list all officers of the Corporation who meet the requirements listed above.

Name:	Title:

Name:	Title:

Name:	Title:

In Witness Whereof, I have hereunto set my hand this	day of	20

Secretary

TRUSTEE CERTIFICATION OF INVESTMENT POWERS To be completed only by Trust Subscribers

This form may be used in connection with investments held by a trust in Paladin Realty Income Properties, Inc. Complete and deliver the form to:

Investor Relations Paladin Realty Advisors, LLC c/o Phoenix American Financial Services 2401 Kerner Boulevard San Rafael, CA 94901	1-866-PAL-REIT 1-866-725-7348 e-mail: info@palreit.com www.paladinREIT.com

1.	TRUST INFORMATION

Complete Name of the Trust:

Date of the Trust:	Date of the Latest Amendment:

2.	AUTHORIZED INDIVIDUAL(S)

You are authorized to accept orders and other instructions from those individuals or entities listed below, unless their authority is expressly limited on this certification (attach extra pages, if necessary.)

Please select one of the following three options:

☐	The Trustee(s) listed below may act as a majority as provided in the trust document referenced above.

☐	The Trustee(s) listed below may act independently as provided in the trust document referenced above.

☐	The Trustee(s) listed below must act collectively as provided in the trust document referenced above.

The following are all of the Trustees of the Trust. Please note: all Trustees must sign this certification in Section 5.

Trustee’s Name (please print):

Trustee’s Name (please print):

Trustee’s Name (please print):

Trustee’s Name (please print):

3.	SUCCESSOR TRUSTEES Please complete this section if applicable.

Successor Trustees:

Successor Trustees:

Successor Trustees:

Successor Trustees:

TRUSTEE SIGNATURES REQUIRED ON THE BACK OF THIS PAGE.

4.	INVESTMENTS PERMITTED

(a)	We certify that we have the power under the Trust and applicable law to enter into transactions involving the establishment and modification of subscriptions pertaining to investments in Paladin Realty Income Properties, Inc. in respect of which the Trust has submitted a subscription agreement.

(b)	We understand you, at your sole discretion and for your sole protection, may require the written consent of any or all Trustees prior to acting upon the instructions of any individual Trustee. We, the Trustee(s), jointly and severally shall indemnify you and hold you harmless from any liability for effecting any orders, transactions and instructions, if you act pursuant to instructions you believe to have been given by any of the Authorized Individuals listed under Sections 2 above.

(c)	We agree to inform you in writing of any amendment to the Trust that affects its interest in Paladin Realty Income Properties, Inc. or its actions in respect thereto, or any change in the composition of the Trustee(s), or any other event that could materially alter the certifications made above. You may rely on the continued validity of this certification indefinitely absent actual receipt of such notice.

5.	TRUSTEE SIGNATURES All Trustees must sign. Should only one person execute this agreement, it shall constitute a representation that the signer is the sole Trustee. Attach extra pages if necessary.

Trustee Name (please print)	Signature	Date

Trustee Name (please print)	Signature	Date

Trustee Name (please print)	Signature	Date

Trustee Name (please print)	Signature	Date